EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8, No. 33-56504) pertaining to the 1992 Stock Option Plan and the 1992 Non-Employee Director Stock Option Plan, Registration Statement (Form S-8, No. 33-63600) pertaining to the 1993 Company Stock Purchase Plan, Registration Statement (Form S-8, No. 333-18995) pertaining to the 1992 Non-Employee Director Stock Option Plan, Registration Statement (Form S-8, No. 33-84136) pertaining to the 1992 Stock Option Plan and Registration Statement (Form S-3, No. 33-92016) of The DeWolfe Companies, Inc. of our report dated February 21, 1997, with respect to the consolidated financial statements and schedule of The DeWolfe Companies, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1996.


                                                          ERNST & YOUNG LLP


Boston, Massachusetts
March 28, 1997